UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2015

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32663	86-0812139
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Basse Road

San Antonio, Texas 78209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 832-3700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2015, Clear Channel Outdoor Holdings, Inc. (“CCOH”) announced the appointments of Robert Pittman as Chief Executive Officer of CCOH and Scott Wells as Chief Executive Officer of CCOH’s Americas division (“CCOA”). Mr. Pittman succeeds William Eccleshare, who transitioned to become Chairman and Chief Executive Officer of CCOH’s International division. In connection with Mr. Wells’ appointment as Chief Executive Officer of CCOA, the Office of the President of CCOA, previously comprised of Franklin G. (“Rocky”) Sisson, Jr., Gene Leehan and Mr. Wells, was dissolved. The appointments of Mr. Pittman and Mr. Eccleshare became effective as of March 2, 2015, and the appointment of Mr. Wells became effective as of March 3, 2015.

Mr. Pittman will continue to serve as Chairman and as a director of CCOH and as Chief Executive Officer and member of the board of directors of iHeartMedia, Inc. (“IHM”) and iHeartCommunications, Inc. (“IHC”), CCOH’s indirect parent companies.

Mr. Wells most recently served as an Operating Partner of Bain Capital, LLC (“Bain”), which, together with Thomas H. Lee Partners, L.P. (“THL”), acquired IHC in 2008. In connection therewith, Mr. Wells has served on the board of directors of CCOH since August 2008. Prior to joining Bain, Mr. Wells held several executive roles at Dell, Inc. from 2004 to 2007, most recently as Vice President of Public Marketing and On-line in the Americas. Prior to joining Dell, Inc., Mr. Wells was a Partner at Bain & Company, where he focused primarily on technology and consumer-oriented companies. Mr. Wells has an M.B.A., with distinction, from the Wharton School of the University of Pennsylvania and a B.S. from Virginia Tech.

In connection with his appointment as Chief Executive Officer of CCOA, Mr. Wells resigned as a member of the board of directors of CCOH effective March 3, 2015. Pursuant to CCOH’s Amended and Restated By-laws, as amended, on March 3, 2015, CCOH’s board of directors appointed Olivia Sabine as a Class II member of CCOH’s board of directors to fill the vacancy created by Mr. Wells’ resignation. Ms. Sabine is an Executive Vice President at Bain. Prior to joining Bain in 2006, Ms. Sabine was an engagement manager at McKinsey & Co., where she consulted in the healthcare, media and entertainment and consumer products industries. Ms. Sabine received a B.A., magna cum laude, from Columbia College. Ms. Sabine will not receive any compensation for her service on CCOH’s board of directors. She will receive the same form of Indemnification Agreement as all other members of CCOH’s board of directors who are considered “affiliate directors.” The affiliate directors include each director who also is: (1) an officer or employee of CCOH or any of its subsidiaries; (2) a director, officer or employee of IHM or any of its subsidiaries or affiliates; or (3) a Sponsor Designee or a Mays Executive (each as defined in the form of Affiliate Director Indemnification Agreement filed as Exhibit 10.2 to CCOH’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2009). At this time, the board of directors of CCOH does not intend to appoint Ms. Sabine as a member of any of the committees of the board of directors.

IHM indirectly owns all of CCOH’s outstanding shares of Class B common stock and 8,553,971 shares of CCOH’s Class A common stock, collectively representing slightly less than 90% of the outstanding shares of CCOH’s common stock and approximately 99% of the total voting power of CCOH’s common stock. Two members of CCOH’s board of directors also serve as directors of IHM and three other members of CCOH’s board of directors are affiliated with IHM and its stockholders. In addition, five of CCOH’s executive officers also serve as executive officers of IHM. Entities controlled by THL and Bain and their respective affiliates collectively own all of the outstanding shares of IHM’s Class B common stock and Class C common stock. These shares represent in the aggregate approximately 67% (whether measured by voting power or economic interest) of the equity of IHM.

CCOH has entered into a number of agreements with certain subsidiaries of IHM setting forth various matters governing CCOH’s relationship with IHM and IHC. These agreements provide for, among other things, the allocation of employee benefit, tax and other liabilities and obligations attributable to CCOH’s operations. A description of these agreements is contained in CCOH’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 28, 2014.

Scott Wells Employment Agreement

Effective March 3, 2015 (the “Effective Date”), CCOH entered into an employment agreement (the “Wells Employment Agreement”) with Mr. Wells. The Wells Employment Agreement has an initial term (the “Initial Term”) that ends on March 2, 2019 and thereafter provides for automatic four-year extensions, unless either CCOH or Mr. Wells gives prior notice electing not to extend the agreement. Subject to the termination provisions described below, Mr. Wells will receive a base salary from CCOH at a rate no less than $750,000 per year, which shall be increased at CCOH’s discretion. Mr. Wells will also have the opportunity to earn an annual performance bonus (the “Performance Bonus”) from CCOH for the achievement of financial and performance criteria established by CCOH and approved in the annual budget. The aggregate target performance bonus that may be earned will be not less than 100% of Mr. Wells’ base salary amount (the “Target Bonus”). In addition to the annual bonus, Mr. Wells is also eligible for an additional long-term incentive opportunity (the “Long-Term Incentive Amount”) from CCOH with an approximate value of $1,000,000 for each award, consistent with other comparable positions pursuant to the terms of the award agreement(s), taking into consideration demonstrated performance and potential, and subject to approval by the board of directors or the compensation committee of CCOH, as applicable. The Wells Employment Agreement also entitles Mr. Wells to participate in all employee welfare benefit plans in which other similarly situated employees of CCOH may participate. CCOH will reimburse Mr. Wells for the attorneys’ fees incurred by Mr. Wells in connection with the negotiation of the Wells Employment Agreement and ancillary documents, up to a maximum reimbursement of $25,000 in the aggregate. The Wells Employment Agreement also contains a customary confidentiality provision that survives Mr. Wells’ termination of employment, as well as customary non-competition and non-solicitation provisions that apply during employment and for the 12-month period thereafter.

If Mr. Wells’ employment with CCOH is terminated by CCOH without Cause (as defined in the Wells Employment Agreement), if Mr. Wells terminates his employment for Good Cause (as defined in the Wells Employment Agreement) or if Mr. Wells’ employment is terminated following CCOH’s notice of non-renewal, CCOH shall pay to Mr. Wells: (i) Mr. Wells’ accrued and unpaid base salary; (ii) any earned but unpaid prior year bonus, if any, through the date of termination; (iii) any unreimbursed business expenses; and (iv) any payments to which he may be entitled under any applicable employee benefit plan according to the terms of such plans and policies (collectively, the “Accrued Obligations”). In addition, if Mr. Wells has signed and returned (and has not revoked) a general release of claims in a form satisfactory to CCOH by the thirtieth (30th) day following the date of his termination, CCOH will: (i) pay to Mr. Wells, in periodic payments over a period of 18 months following such date of termination in accordance with ordinary payroll practices and deductions in effect on the date of termination, Mr. Wells’ base salary; (ii) pay Mr. Wells in a lump sum an amount equal to the COBRA premium payments Mr. Wells would be required to pay for continuation of healthcare coverage during the 12-month period following the date of Mr. Wells’ termination (less the amount that Mr. Wells would have had to pay for such coverage as an active employee); (iii) pay to Mr. Wells a prorated bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year; (iv) pay to Mr. Wells a separation bonus in an amount equal to the Target Bonus to which Mr. Wells would be entitled for the year in which Mr. Wells’ employment terminates; and (v) any unvested Time Vesting Options (as defined below) scheduled to vest within the twelve (12) month period following the date of termination will vest in full on the date of termination and any unvested Performance Vesting Options (as defined below) will remain eligible to vest for the three (3) month period following the date of termination.

If Mr. Wells’ employment with CCOH is terminated due to Mr. Wells’ death or disability or Mr. Wells elects not to renew his employment, CCOH will pay to Mr. Wells or to his designee or estate the Accrued Obligations.

As provided in the Wells Employment Agreement, the compensation committee of the board of directors of CCOH has approved an award by CCOH, effective as of March 3, 2015, of options to purchase shares of CCOH’s Class A common stock having a value equal to $1,500,000 as of the award date (based on the Black-Scholes valuation method). Fifty percent of the award has performance-based vesting (the “Performance Vesting Options”) and fifty percent of the award vests over time (the “Time Vesting Options”). The Time Vesting Options will vest in equal amounts on the first, second, third and fourth anniversaries of the Effective Date, so long as Mr. Wells remains employed on the vesting date (except as previously set forth in the event of a termination by CCOH without Cause (as defined in the Wells Employment Agreement), if Mr. Wells terminates his employment for Good Cause (as defined in the Wells Employment Agreement) or if Mr. Wells’ employment is terminated following CCOH’s notice of non-renewal). The Performance Vesting Options will vest on the date that CCOA achieves certain financial and performance criteria, so long as Mr. Wells remains employed on the vesting date (except as previously set forth in the event of a termination by CCOH without Cause (as defined in the Wells Employment Agreement), if Mr. Wells terminates his employment for Good Cause (as defined in the Wells Employment Agreement) or if Mr. Wells’ employment is terminated following CCOH’s notice of non-renewal).

William Eccleshare Employment Agreement Amendment

Effective March 2, 2015, William Eccleshare and CCOH entered into an amendment (the “Eccleshare Amendment”) to Mr. Eccleshare’s employment agreement dated January 24, 2012 (the “Prior Employment Agreement”). Pursuant to the terms of the Eccleshare Amendment, (1) Mr. Eccleshare’s title was amended to be Chairman and Chief Executive Officer of Clear Channel International, (2) the definition of Good Reason was amended to provide that Mr. Eccleshare may not trigger Good Reason as a result of the change in position and duties related to the Eccleshare Amendment for a period of one (1) year after the effective date of the Eccleshare Amendment, after which Mr. Eccleshare can exercise the right to trigger Good Reason as a result of the change in position and duties related to the Eccleshare Amendment for thirty (30) days as provided for and in accordance with the terms of his Prior Employment Agreement, (3) CCOH agreed to continue to reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his U.S. and U.K. personal income tax returns, as applicable, both during the remainder of his employment with CCOH and for a period of twelve (12) months thereafter, and (4) CCOH agreed to reimburse Mr. Eccleshare for certain relocation costs associated with the relocation of Mr. Eccleshare and his family from New York City to London in connection with a termination due to death, “disability,” by CCOH without “cause” or by Mr. Eccleshare for Good Reason (as such terms are defined in the Prior Employment Agreement), whether such costs are incurred during his employment with CCOH or during the 12-month period thereafter (previously, Mr. Eccleshare would only be entitled to such reimbursement if the relevant costs were incurred during the 12-month period following termination of his employment with CCOH).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: March 5, 2015	By:	/s/ Hamlet T. Newsom, Jr.
Hamlet T. Newsom, Jr.
Vice President, Associate General Counsel and Assistant Secretary